DOR BioPharma, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540
www.dorbiopharma.com

DOR BioPharma Reports Year-End 2008 Financial Results and Reviews Recent Accomplishments

PRINCETON, NJ – March 31, 2009 - DOR BioPharma, Inc. (OTCBB: DORB) (DOR or the Company), a late-stage biopharmaceutical company, today announced its financial results for 2008.

DOR’s revenues for 2008 were approximately $2.3 million compared to $1.3 million in 2007.  The increase was due primarily to progress with DOR’s September 2006 NIH grant and the resulting achievement of certain research and development milestones with our subcontractors.

DOR’s net loss for 2008 was approximately $3.4 million, or $0.03 per share, compared to $6.2 million, or $0.07 per share, for 2007. This decrease in net loss is primarily attributed to lower research and development costs associated with Food and Drug Administration (FDA) and European regulatory matters as well as a reduction in general and administrative expenses.  Research and development expenses for 2008 were approximately $1.6 million, compared with $3.1 million for 2007. General and administrative expenses for 2008 were approximately $1.9 million, compared with $2.9 million for 2007.

“2009 is off to a strong start for DOR,” stated Christopher J. Schaber, PhD, President and CEO of DOR.  “To start the year off, we announced FDA clearance under its Special Protocol Assessment (SPA) procedure to begin our confirmatory Phase 3 clinical trial of orBec® for the treatment of acute GI GVHD.  This, in part, has enabled us to shore up our balance sheet significantly as a result of our partnership with Sigma-Tau Pharmaceuticals.  We now have an experienced partner in the HSC transplant arena, regulatory clarity with regard to the Phase 3 development of orBec®, and a relatively clean capital structure.  We have also begun adding key personnel to execute new clinical trials in GI GVHD and radiation enteritis.  We are looking forward to initiating the confirmatory Phase 3 clinical trial and are optimistic that 2009 will be a year of substantial growth and progress for DOR.”

DOR’s Recent News Highlights:

On March 25, 2009, DOR announced that it entered into a $400,000 common stock equity investment agreement priced at market with its clinical trials management partner, Numoda Corporation.

On March 16, 2009, DOR announced the appointment of Gregg A. Lapointe, CPA, MBA to its Board of Directors.

On March 13, 2009, DOR announced the appointment of Brian L. Hamilton, MD, PhD as its Chief Medical Officer.

On February 12, 2009, DOR announced that it entered into a partnering agreement with Sigma-Tau Pharmaceuticals, Inc. for the development and commercialization in North America of orBec® (oral beclomethasone dipropionate or Oral BDP).

On January 27, 2009, DOR announced the appointment of Christopher J. Schaber, PhD to the BioNJ Board of Directors.

On January 26, 2009, DOR announced the formation of a Medical Advisory Board to provide medical/clinical strategic guidance as it relates to the development of DOR201, a time-release formulation of oral beclomethasone dipropionate (oral BDP) for the prevention of acute radiation enteritis.

On January 20, 2009, DOR announced the engagement of Amper, Politziner & Mattia, LLP to serve as its independent registered public accounting and auditing firm.

On January 12, 2009, DOR announced that it had entered into stock purchase agreements with institutional and accredited investors totaling approximately $2.4 million.

On January 6, 2009, DOR announced that its DOR201 program received "Fast Track" designation from the FDA for the treatment of radiation enteritis.  Previously in December, the FDA had completed its review of the Investigational New Drug (IND) application for DOR201, clearing the way for DOR to begin clinical trials.

On January 5, 2009, DOR announced that it reached agreement with the FDA on the design of a confirmatory, pivotal Phase 3 clinical trial evaluating its lead product orBec® for the treatment of acute GI GVHD. The agreement was made under the FDA's Special Protocol Assessment (SPA) procedure.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of hematopoietic cell transplantation. DOR expects to begin a confirmatory Phase 3 clinical trial of orBec® for the treatment of acute GI GVHD and a Phase 1/2 clinical trial of DOR201 in radiation enteritis in the second half of 2009. orBec® is also currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Oral BDP may also have application in treating other gastrointestinal disorders characterized by severe inflammation. Additionally, DOR has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin, botulinum toxin and anthrax. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, Inc., please visit the Company's website at www.dorbiopharma.com.

This press release contains forward-looking statements that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Forms 10-Q and 10-KSB. Unless required by law, DOR assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200
www.dorbiopharma.com